SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                        ---------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

               DATE OF EARLIEST EVENT REPORTED: NOVEMBER 29, 1995

                         PEOPLES TELEPHONE COMPANY, INC.
             (Exact name of registrant as specified in its charter)

       NEW YORK                      0-16479                    13-2626435
(State or other juris-       (Commission File Number)    (IRS Employer I.D. No.)
diction of incorporation)

                 2300 N.W. 89TH PLACE, MIAMI, FLORIDA          33172
         -------------------------------------------------------------
               (Address of principal executive office)      (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (305) 593-9667


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Item 5.           Other Events

                  Reference is made to the Company's press release dated and issued November 30, 1995, the text of which is set forth below:

                         PEOPLES TELEPHONE COMPANY, INC.
                            ANNOUNCES CEO APPOINTMENT

         Miami, Florida (November 30, 1995) -- Peoples Telephone Company, Inc. (Nasdaq:PTEL) announced today the appointment of Robert E. Lund as the Chief Executive Officer ("CEO") of Peoples Telephone Company, effective November 29, 1995. The current CEO, Jeffrey Hanft, will continue to serve as Chairman of the Board of Directors.

         Mr. Hanft stated: "I have had the professional and personal pleasure of working with Bob Lund on the Peoples Telephone Board of Directors for the last year and a half. There is no question that Bob will bring outstanding skills and experience to the job of CEO. Peoples Telephone is very fortunate and appreciative that Bob has agreed to serve as CEO while the search for a permanent CEO continues. I am confident that he can provide unique and important benefits to Peoples Telephone in facilitating the Company's transition from entrepreneurial to professional management and returning the Company to profitability."

         Mr. Lund stated: "I am excited with and look forward to the challenge of running the day-to-day operations of a leading U.S. public telecommunications provider. I appreciate the vote of confidence by my fellow Directors."

         Mr. Lund has been a Director of Peoples Telephone since May of 1994 and has previously served as a consultant to the Board. From February 1993 until October 1994, Mr. Lund served as Chief Operating Officer of Newtrend, L.P., a provider of software and professional services. Since December 1994, Mr. Lund has served as President and CEO of S2 Software, Inc., a Dallas, Texas software company. Prior to holding these positions, Mr. Lund spent over twelve years with Electronic Data Systems Corporation and served as a divisional president.

         Peoples Telephone Company, the nation's largest independent provider of public pay telephone service, owns and operates approximately 38,000 public pay telephones in 41 states and the District of Columbia.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           PEOPLES TELEPHONE COMPANY, INC.

Date: December 4, 1995                     /s/ BONNIE S. BIUMI
                                           ----------------------------
                                            Bonnie S. Biumi
                                            Chief Financial Officer